Exhibit 99.1

For immediate release	Contact: Joseph Fitzgerald
May 5, 2004	(310) 449-3660

MGM POSTPONES ANNUAL MEETING OF SHAREHOLDERS

FROM MAY 12, 2004 TO JUNE 29, 2004

Metro-Goldwyn-Mayer Inc. (NYSE: MGM) announced today that it is postponing its Annual Meeting of Stockholders from May 12, 2004, to June 29, 2004. The record date for the rescheduled Annual Meeting is May 17, 2004. Stockholders of record as of the close of business on May 17, 2004 will be entitled to vote at the meeting or by proxy and will receive new proxy materials containing the exact time and location of the meeting.

The Company is postponing the Annual Meeting because it is considering strategic alternatives and the Company and its Board of Directors would like additional time to evaluate such alternatives prior to the Annual Meeting.

Metro-Goldwyn-Mayer Inc. (NYSE: MGM), through its Metro-Goldwyn-Mayer Studios Inc. subsidiary, is actively engaged in the worldwide production and distribution of entertainment product, including motion pictures, television programming, home video, interactive media, music, and licensed merchandise. The Company owns the largest modern film library in the world, consisting of approximately 4,000 titles. Its operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM On Stage, MGM Consumer Products, MGM Music, MGM Interactive and MGM Direct. In addition, MGM has ownership interests in international television channels reaching over 100 countries around the globe. For more information on MGM, visit us online at http://www.mgm.com.

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